Exhibit (a) (2)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

ROCHDALE HEDGE FUND STRATEGIES LLC

1.	The name of the Limited Liability Company is:

ROCHDALE HEDGE FUND STRATEGIES LLC

2.	The paragraph designated “FIRST” of the Certificate of Formation of the Company is hereby amended as follows:

FIRST: The name of the limited liability company is:

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 11th Day of September 2006.

/s/ Thomas F. Konop
-----------------------------------------
Thomas F. Konop
As Organizer, and not individually
C/O Sadis & Goldberg LLC
551 Fifth Avenue, 21st Floor
New York, New York 10176